CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our reports dated December 14, 2005 with respect to Dreyfus Premier Value Fund, which is incorporated by reference in this Registration Statement (Form N-1A 33-6013 and 811-4688) of Dreyfus Premier Value Equity Funds.

ERNST & YOUNG LLP

New York, New York
February 23, 2006